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                                                                EXHIBIT h(23)(c)

                             MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 6th day of January, 2000 between AIM Equity Funds, Inc. (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will limit expenses at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the expense limitations to the Company's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so limited.

         The Company and AIM agree to review the then-current expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such expense limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the expense limitations, or the Company and AIM are unable to reach an agreement on the amount of the expense limitations to which the Company and AIM desire to be bound, the expense limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   AIM Equity Funds, Inc.
                                   on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                   By:    ROBERT H. GRAHAM
                                          --------------------------------------
                                   Title: President
                                          --------------------------------------

                                   A I M Advisors, Inc.

                                   By:    ROBERT H. GRAHAM
                                          --------------------------------------
                                   Title: President
                                          --------------------------------------
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                                   EXHIBIT "A"

                                AIM EQUITY FUNDS, INC.


FUND                                    EXPENSE LIMITATION                    COMMITTED UNTIL
----                                    ------------------                    ---------------
AIM Large Cap Growth Fund

   Class A, B and C Shares      waive fees and/or reimburse expenses to         June 30, 2000
                                the extent necessary to limit expenses
                                (excluding interest expense, taxes,
                                dividends on short sales, extraordinary
                                expenses, management fees and
                                distribution and/or service (12b-1) fees) of
                                Class A shares to 0.85%